Jason Industries Reports Fourth Quarter and Full-Year 2018 Results
Delivers Full Year Guidance, Adjusted EBITDA Margin Improved 60 Basis Points
Simplifies Operating Structure

MILWAUKEE, March 5, 2019 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or “the Company”) today reported results for both fourth quarter and full-year 2018.

Key financial results for the fourth quarter 2018 versus the year ago period include:

•
Net sales of $132.0 million decreased 9.3 percent and included a negative 1.1 percent impact from the divestiture and planned exit of non-core businesses in the margin expansion program and a negative 0.9 percent from foreign currency translation.

•
Operating loss of $0.4 million or 0.3 percent of net sales, increased $1.9 million, impacted by $1.4 million of accelerated depreciation related to the closure of the Richmond, Indiana Acoustics facility and a $1.3 million gain on the sale of the Nuneaton, United Kingdom Seating facility.

•
Net loss of $12.4 million, or $0.48 diluted loss per share, increased $14.8 million or $0.53 per share, significantly impacted by a discrete tax benefit in 2017 of $3.8 million from enactment of the Tax Cut and Jobs Act (the “Tax Act”), and incremental tax expense in 2018 of $6.0 million resulting from provisions of the Tax Act.

•	Free cash flow was $5.6 million, an increase of $5.5 million, due to lower working capital and capital expenditures.

On an adjusted basis, fourth quarter 2018 results versus the year ago period include:

•
Adjusted EBITDA of $10.9 million, or 8.3 percent of net sales, decreased $1.6 million from 8.6 percent of net sales, driven primarily by lower sales volumes with material inflation largely offset by operational improvements and price.

•	Adjusted net loss of $12.5 million, or $0.40 Adjusted loss per share, decreased $0.39 per share.

Key financial results for the full year 2018 versus the year ago period include:

•
Net sales of $612.9 million decreased 5.5 percent and included a negative 2.9 percent impact from the divestiture and planned exit of non-core businesses and a positive 0.8 percent from foreign currency translation.

•
Adjusted EBITDA of $67.2 million, or 11.0 percent of net sales, with Adjusted EBITDA margins increasing from 10.4 percent of net sales. Adjusted EBITDA margin expansion was driven by improved operational efficiencies.

•	Free cash flow was $16.0 million, an increase of $1.8 million, due to lower capital expenditures, reduced working capital, partially offset by higher cash restructuring.

“We delivered our full year guidance on all key measures for a second consecutive year,” said Brian Kobylinski, chief executive officer of Jason. “While our fourth quarter was impacted by select market headwinds and input cost inflation, our team continues to pursue growth opportunities and margin expansion plans to generate cash and drive further leverage reduction.”

Highlights during the quarter include:

•
Total Cost Reduction and Margin Expansion program savings were $0.4 million in the fourth quarter with a total of $23 million since the inception of the program. Actions taken and announced to-date will achieve the three-year program goal of $25 million, and the Company will continue to evaluate cost reduction and footprint rationalization opportunities as part of its normal operating activities.

•	Completed the sale and consolidation of the Nuneaton, United Kingdom Seating facility. Net proceeds from the sale were $3.5 million.

Key financial results within the segments for the fourth quarter 2018 versus the year ago period include:

•
Finishing net sales of $47.2 million decreased $2.8 million, or 5.6 percent, including a negative foreign currency translation impact of 2.5 percent. Organic sales decreased 3.1 percent and were impacted by lower volumes in a weakening European industrial economy partially offset by growth in North America end markets. Adjusted EBITDA was $5.2 million, or 10.9 percent of net sales, a decrease of $0.6 million from 11.5 percent of net sales. Adjusted EBITDA decreased on lower volumes and investments in selling resources to drive targeted growth.

•
Components net sales of $14.7 million decreased $5.2 million, or 26.1 percent, including a negative 8.1 percent impact from the exit of the non-core smart meter product line. Organic sales decreased 18.0 percent due to decreased rail and expanded metals product volumes resulting from unfavorable content mix and heightened competitive pressures.

Adjusted EBITDA was $0.6 million, or 3.7 percent of net sales, a decrease of $1.7 million from 11.4 percent of net sales, and was negatively impacted by lower volumes.

•
Seating net sales of $33.7 million decreased $0.2 million, or 0.5 percent, including a negative foreign currency translation impact of 0.2 percent. Organic sales were essentially flat with lower motorcycle volumes offset by growth in turf care and pricing actions. Adjusted EBITDA was $3.4 million, or 10.0 percent of net sales, an increase of $1.1 million from 6.8 percent of net sales. Adjusted EBITDA margin growth was driven by operational efficiencies resulting from continuous improvement projects.

•
Acoustics net sales of $36.4 million decreased $5.4 million, or 12.9 percent, due to end-of-life platform changes. Adjusted EBITDA was $4.6 million, or 12.6 percent of net sales, a decrease of $1.4 million from 14.3 percent of net sales. Adjusted EBITDA margin decreased on contractual price decreases and input cost inflation, partially offset by savings related to the closure of the Richmond, Indiana facility.

•	Corporate expenses of $2.7 million decreased $1.1 million due to lower professional fees and incentive compensation.

Other Information:

•
Net debt to Adjusted EBITDA on a trailing twelve-month basis was 5.1x as of the end of the fourth quarter, a decrease from 5.5x as of the end of 2017. Total liquidity as of the end of the fourth quarter was $99.4 million, comprised of $58.2 million of cash and cash equivalents and $41.2 million of availability on revolving loan facilities globally.

•
In 2017 the income tax benefit of $10.4 million included $3.8 million of discrete net tax benefits related to the Tax Act, including $5.3 million of tax expense for the deemed repatriation of foreign earnings, $11.1 million of tax benefit for the revaluation of net deferred tax liabilities, and $2.1 million of tax expense for other discrete items related to tax positions impacted by the Tax Act. In 2018 the income tax expense of $4.1 million included incremental tax expense of $8.7 million resulting from the Tax Act, including $6.5 million due to the disallowance of interest expense deductions for which a future tax benefit is not expected to be realized and $2.1 million due to Global Intangible Low-Taxed Income (“GILTI”) provisions.

•
During the first quarter of 2019, Mr. Kobylinski, Jason’s chief operating decision maker, changed how he makes operating decisions, assesses performance of the business, and allocates resources in a manner that caused its operating segments to change.  Consequently, effective for the first quarter of 2019, the Company will change the reporting of its financial results to reflect the simplified management structure with three reportable segments:  Industrial, Engineered Components, and Fiber Solutions.

Industrial, formerly the Finishing segment, is a global provider of solutions for surface preparation and finishing, cleaning and containment, and material and structural positioning, with product lines including brushes, polishing buffs and compounds, abrasives, and roller technology serving diverse industrial end-markets.

Engineered Components, the combined former Seating and Components segments, designs and engineers seating and safety products, serving end-markets including heavy industry, turf care, power sports, rail, and general industrial applications.

Fiber Solutions, formerly the Acoustics segment, is a North American provider of technical, non-woven fiber-based acoustical, thermal, and structural products serving automotive and other end-markets.

2019 Guidance:

“We successfully completed the second year of our turnaround plan, a year in which we improved our operations, upgraded our team, and executed targeted growth initiatives. We continue to simplify our business, generate cash and reduce leverage,” added Kobylinski. "Despite the presence of select end-market headwinds and input cost inflation entering 2019, we remain focused on building upon recent successes.”

For 2019, Jason expects net sales in the range of $565 to $585 million, Adjusted EBITDA of $65 to $68 million and free cash flow of $12 to $16 million, which result in an implied net debt to Adjusted EBITDA range of 5.0 to 4.8 times.

Conference Call:

The Company will hold a conference call to discuss its fourth quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Fourth Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), March 12, 2019. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.) and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 3,600 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, divestitures and extinguishment of debt, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, divestitures and extinguishment of debt, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus or minus Adjusted EBITDA of acquisitions or divestitures prior to the date of the acquisition or divestiture, respectively, during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$131,975	$145,516	$612,948	$648,616
Cost of goods sold	106,966	116,890	486,668	517,764
Gross profit	25,009	28,626	126,280	130,852
Selling and administrative expenses	25,544	25,787	106,470	103,855
(Gain) loss on disposals of property, plant and equipment - net	(1,296)	145	(1,142)	(759)
Restructuring	1,207	1,270	4,458	4,266
Operating (loss) income	(446)	1,424	16,494	23,490
Interest expense	(8,659)	(8,125)	(33,437)	(33,089)
(Loss) gain on extinguishment of debt	—	(182)	—	2,201
Equity income	121	237	1,024	952
Loss on divestiture	—	—	—	(8,730)
Other income - net	48	58	654	319
Loss before income taxes	(8,936)	(6,588)	(15,265)	(14,857)
Tax provision (benefit)	3,463	(8,946)	4,052	(10,384)
Net (loss) income	$(12,399)	$2,358	$(19,317)	$(4,473)
Less net gain attributable to noncontrolling interests	—	—	—	5
Net (loss) gain attributable to Jason Industries	$(12,399)	$2,358	$(19,317)	$(4,478)
Accretion of preferred stock dividends and redemption premium	796	974	4,070	3,783
Net (loss) income available to common shareholders of Jason Industries	$(13,195)	$1,384	$(23,387)	$(8,261)

Net (loss) income per share available to common shareholders of Jason Industries:
Basic	$(0.48)	$0.05	$(0.85)	$(0.32)
Diluted	(0.48)	$0.05	(0.85)	(0.32)
Weighted average number of common shares outstanding:
Basic	27,683	26,255	27,595	26,082
Diluted	27,683	26,785	27,595	26,082

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands) (Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$58,169	$48,887
Accounts receivable - net	60,559	68,626
Inventories - net	63,747	70,819
Other current assets	13,664	15,655
Total current assets	196,139	203,987
Property, plant and equipment - net	134,869	154,196
Goodwill	44,065	45,142
Other intangible assets - net	116,529	131,499
Other assets - net	11,995	11,499
Total assets	$503,597	$546,323
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$6,544	$9,704
Accounts payable	47,497	53,668
Accrued compensation and employee benefits	14,452	17,433
Accrued interest	89	276
Other current liabilities	17,281	19,806
Total current liabilities	85,863	100,887
Long-term debt	387,244	391,768
Deferred income taxes	23,882	25,699
Other long-term liabilities	20,548	22,285
Total liabilities	517,537	540,639

Shareholders’ (Deficit) Equity
Preferred stock	$40,612	$49,665
Jason Industries common stock	3	3
Additional paid-in capital	155,533	143,788
Retained deficit	(186,517)	(167,710)
Accumulated other comprehensive loss	(23,571)	(20,062)
Total shareholders’ (deficit) equity	(13,940)	5,684
Total liabilities and shareholders’ (deficit) equity	$503,597	$546,323

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Year Ended December 31, 2018	Year Ended December 31, 2017

Cash flows from operating activities
Net loss	$(19,317)	$(4,473)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	28,356	26,260
Amortization of intangible assets	14,248	12,674
Amortization of deferred financing costs and debt discount	2,937	2,943
Equity income	(1,024)	(952)
Deferred income taxes	(1,838)	(17,345)
Gain on disposals of property, plant and equipment - net	(1,142)	(759)
Gain on extinguishment of debt	—	(2,201)
Loss on divestiture	—	8,730
Transaction fees on divestiture	—	(932)
Dividends from joint ventures	833	—
Share-based compensation	2,709	1,119
Net increase (decrease) in cash due to changes in:
Accounts receivable	7,454	6,997
Inventories	5,750	3,804
Other current assets	2,819	1,464
Accounts payable	(6,015)	(7,897)
Accrued compensation and employee benefits	(2,710)	5,946
Accrued interest	(187)	98
Accrued income taxes	(1,221)	473
Other - net	(1,895)	(5,858)
Total adjustments	49,074	34,564
Net cash provided by operating activities	29,757	30,091
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	3,531	8,809
Payments for property, plant and equipment	(13,753)	(15,873)
Proceeds from divestitures, net of cash divested and debt assumed by buyer	—	7,883
Acquisitions of patents	(152)	(104)
Net cash provided by (used in) investing activities	(10,374)	715
Cash flows from financing activities
Payments of deferred financing costs	(649)	—
Payments of First and Second Lien term loans	(5,600)	(21,826)
Proceeds from other long-term debt	3,387	8,596
Payments of other long-term debt	(7,076)	(10,816)
Value added tax collected on building sale	694	—
Payments of preferred stock dividends	(15)	(12)
Other financing activities - net	(7)	(220)
Net cash used in financing activities	(9,266)	(24,278)
Effect of exchange rate changes on cash and cash equivalents	(835)	1,498
Net increase in cash and cash equivalents	9,282	8,026
Cash and cash equivalents, beginning of period	48,887	40,861
Cash and cash equivalents, end of period	$58,169	$48,887

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Finishing
Net sales	$49,476	$49,757	$51,065	$49,986	$200,284	$53,978	$55,454	$51,016	$47,189	$207,637
Adjusted EBITDA	7,067	7,324	7,503	5,767	27,661	7,799	8,437	7,579	5,164	28,979
Adjusted EBITDA % net sales	14.3%	14.7%	14.7%	11.5%	13.8%	14.4%	15.2%	14.9%	10.9%	14.0%

Components
Net sales	$21,117	$21,713	$19,945	$19,846	$82,621	$22,393	$24,559	$21,404	$14,672	$83,028
Adjusted EBITDA	2,720	2,451	2,445	2,272	9,888	3,070	3,563	2,563	550	9,746
Adjusted EBITDA % net sales	12.9%	11.3%	12.3%	11.4%	12.0%	13.7%	14.5%	12.0%	3.7%	11.7%

Seating
Net sales	$47,373	$44,921	$32,963	$33,872	$159,129	$47,034	$44,993	$34,609	$33,686	$160,322
Adjusted EBITDA	5,530	5,897	2,621	2,300	16,348	5,933	6,870	3,588	3,356	19,747
Adjusted EBITDA % net sales	11.7%	13.1%	8.0%	6.8%	10.3%	12.6%	15.3%	10.4%	10.0%	12.3%

Acoustics
Net sales	$57,227	$56,086	$51,457	$41,812	$206,582	$43,849	$43,418	$38,266	$36,428	$161,961
Adjusted EBITDA	6,721	7,983	6,640	5,997	27,341	5,778	6,044	4,465	4,581	20,868
Adjusted EBITDA % net sales	11.7%	14.2%	12.9%	14.3%	13.2%	13.2%	13.9%	11.7%	12.6%	12.9%

Corporate
Adjusted EBITDA	$(3,477)	$(3,075)	$(3,073)	$(3,861)	$(13,486)	$(2,867)	$(3,550)	$(2,965)	$(2,747)	$(12,129)

Consolidated
Net sales	$175,193	$172,477	$155,430	$145,516	$648,616	$167,254	$168,424	$145,295	$131,975	$612,948
Adjusted EBITDA	18,561	20,580	16,136	12,475	67,752	19,713	21,364	15,230	10,904	67,211
Adjusted EBITDA % net sales	10.6%	11.9%	10.4%	8.6%	10.4%	11.8%	12.7%	10.5%	8.3%	11.0%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	4Q 2018
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	(3.1)%	(18.0)%	(0.3)%	(12.9)%	(7.3)%
Currency impact	(2.5)%	—%	(0.2)%	—%	(0.9)%
Divestiture & Non-Core Exit	—%	(8.1)%	—%	—%	(1.1)%
Growth as reported	(5.6)%	(26.1)%	(0.5)%	(12.9)%	(9.3)%

	YTD 2018
	Finishing	Components	Seating	Acoustics	Jason Consolidated
Net sales
Organic sales growth	1.7%	(4.7)%	0.4%	(10.6)%	(3.4)%
Currency impact	2.3%	—%	0.3%	—%	0.8%
Divestiture & Non-Core Exit	(0.3)%	5.2%	—%	(11.0)%	(2.9)%
Growth as reported	3.7%	0.5%	0.7%	(21.6)%	(5.5)%

Free Cash Flow

	1Q	2Q	3Q	4Q	YTD
	2018	2018	2018	2018	2018
Operating Cash Flow	$3,817	$7,323	$8,875	$9,742	$29,757
Less: Capital Expenditures	(3,622)	(3,317)	(2,697)	(4,117)	(13,753)
Free Cash Flow After Dividends	$195	$4,006	$6,178	$5,625	$16,004

Net Debt to Adjusted EBITDA

	December 31, 2018
Current and long-term debt	$393,788
Add: Debt discounts and deferred financing costs	6,721
Less: Cash and cash equivalents	(58,169)
Net Debt	$342,340

Adjusted EBITDA
1Q18	19,713
2Q18	21,364
3Q18	15,230
4Q18	10,904
TTM Adjusted EBITDA	67,211

Net Debt to Adjusted EBITDA*	5.1	x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 3.64x as of December 31, 2018. See Form 10-K for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Net loss	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)	$(819)	$(587)	$(5,512)	$(12,399)	$(19,317)
Tax provision (benefit)	(15)	179	(1,602)	(8,946)	(10,384)	275	(238)	552	3,463	4,052
Interest expense	8,366	8,395	8,203	8,125	33,089	8,027	8,403	8,348	8,659	33,437
Depreciation and amortization	10,003	9,487	9,749	9,695	38,934	10,807	11,046	9,804	10,947	42,604
EBITDA:	17,861	13,324	14,749	11,232	57,166	18,290	18,624	13,192	10,670	60,776
Adjustments:
Restructuring(1)	681	543	1,772	1,270	4,266	602	1,464	1,185	1,207	4,458
Integration and other restructuring costs(2)	—	—	—	(569)	(569)	356	712	—	(658)	410
Share-based compensation(3)	349	324	231	215	1,119	231	553	944	981	2,709
(Gain) loss on disposals of fixed assets - net(4)	(330)	65	(639)	145	(759)	234	11	(91)	(1,296)	(1,142)
Gain on extinguishment of debt(5)	—	(1,564)	(819)	182	(2,201)	—	—	—	—	—
Loss on divestitures(6)	—	7,888	842	—	8,730	—	—	—	—	—
Total adjustments	700	7,256	1,387	1,243	10,586	1,423	2,740	2,038	234	6,435
Adjusted EBITDA	$18,561	$20,580	$16,136	$12,475	$67,752	$19,713	$21,364	$15,230	$10,904	$67,211

(1)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(2)
During 2018, integration and other restructuring costs included $0.3 million for costs related to the exit of the non-core smart meter product line in the components segment, $0.2 million for expected settlement costs related to a legal claim in the former Assembled Products business in the components segment associated with periods prior to the Company’s go public business combination, $0.1 million related to legal entity restructuring activities and $0.1 million associated with the insurance deductible related to a force majeure incident at a supplier in the seating segment. The supplier incident had resulted in incremental costs to maintain production throughout 2018, with such costs offset by insurance recoveries received during the third and fourth quarters of 2018. These costs were partially offset by $0.4 million of legal settlement income related to proceeds from a supplier claim in the seating segment associated with periods prior to the Company’s go public business combination. Such costs are not included in restructuring for GAAP purposes. During 2017, integration and other restructuring costs includes a $0.6 million reversal of a liability recorded in acquisition accounting for the business combination in 2014.

(3)	Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan.

(4)
During 2018, (gain) loss on disposals of property, plant and equipment included for the fourth quarter of 2018 a gain of $1.3 million on the sale of a building related to the closure of the seating segment’s U.K. facility and for the first quarter of 2018 included a loss of $0.2 million from the disposition of equipment in connection with the consolidation of the component segment’s Libertyville, Illinois facilities. During 2017, (gain) loss on disposals of property, plant and equipment included for the third quarter of 2017 a gain of $0.5 million on the sale of a building related to the closure of the finishing segment’s Richmond, Virginia facility and for the first quarter of 2017 a gain of $0.4 million on the sale of equipment related to the closure of the components segment’s Buffalo Grove, Illinois facility.

(5)	Represents a gain on extinguishment of Second Lien Term Loan debt in both the second and third quarters of 2017 and a $0.2 million prepayment fee to retire foreign debt in the fourth quarter of 2017.

(6)
Represents the completed divestiture of the Company’s Acoustics European operations. A pre-tax loss of $7.9 million was recorded in the second quarter of 2017 when the business was classified as held for sale and a pre-tax loss of $0.8 million was recorded in the third quarter of 2017 upon closing of the divestiture.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
GAAP Net income (loss)	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)	$(819)	$(587)	$(5,512)	$(12,399)	$(19,317)
Adjustments:
Restructuring	681	543	1,772	1,270	4,266	602	1,464	1,185	1,207	4,458
Integration and other restructuring costs	—	—	—	(569)	(569)	356	712	—	(658)	410
Share based compensation	349	324	231	215	1,119	231	553	944	981	2,709
(Gain) loss on disposal of fixed assets - net	(330)	65	(639)	145	(759)	234	11	(91)	(1,296)	(1,142)
(Gain) loss on extinguishment of debt	—	(1,564)	(819)	182	(2,201)	—	—	—	—	—
Loss on divestitures	—	7,888	842	—	8,730	—	—	—	—	—
Tax effect on adjustments(1)	(55)	(582)	(214)	(122)	(973)	(314)	(697)	(445)	(285)	(1,741)
Tax Benefit (provision)(2)	—	—	—	(3,787)	(3,787)	410	—	170	—	580
Adjusted net income (loss)	$152	$1,937	$(428)	$(308)	$1,353	$700	$1,456	$(3,749)	$(12,450)	$(14,043)

Effective tax rate on adjustments(1)	16%	8%	16%	10%	9%	22%	25%	22%	122%	27%

Diluted weighted average number of common shares outstanding (GAAP):	25,784	26,042	26,241	26,255	26,082	27,329	27,677	27,683	27,683	27,595
Plus: effect of dilutive share-based compensation (non-GAAP)(3)	—	—	—	530	—	—	—	—	—	—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(3)	3,967	3,815	3,889	3,982	3,917	3,309	3,147	3,212	3,274	3,235
Diluted weighted average number of common shares outstanding (non-GAAP)(3)	29,751	29,857	30,130	30,767	29,999	30,638	30,824	30,895	30,957	30,830

Adjusted earnings (loss) per share	$0.01	$0.06	$(0.01)	$(0.01)	$0.05	$0.02	$0.05	$(0.12)	$(0.40)	$(0.46)

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.05)	$(0.22)	$(0.10)	$0.05	$(0.32)	$(0.09)	$(0.05)	$(0.23)	$(0.48)	$(0.85)
Adjustments net of income taxes:
Restructuring	0.02	0.01	0.04	0.04	0.13	0.02	0.04	0.03	0.03	0.12
Integration and other restructuring costs	—	—	—	(0.02)	(0.02)	0.01	0.02	—	(0.02)	0.01
Share based compensation	0.02	0.02	0.01	0.01	0.06	0.01	0.02	0.03	0.03	0.08
(Gain) loss on disposal of fixed assets - net	(0.01)	—	(0.01)	—	(0.02)	0.01	—	—	(0.05)	(0.04)
Gain on extinguishment of debt	—	(0.04)	(0.02)	0.01	(0.06)	—	—	—	—	—
Loss on divestitures	—	0.26	0.03	—	0.29	—	—	—	—	—
Tax Benefit (provision)(2)	—	—	—	(0.12)	(0.13)	0.02	—	0.01	—	0.02
Redemption premium on preferred stock conversion	—	—	—	—	—	0.04	—	—	—	0.04
GAAP to non-GAAP impact per share(3)	0.03	0.03	0.04	0.02	0.12	—	0.02	0.04	0.09	0.16
Adjusted earnings (loss) per share	$0.01	$0.06	$(0.01)	$(0.01)	$0.05	$0.02	$0.05	$(0.12)	$(0.40)	$(0.46)

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)	Represents discrete income tax benefits associated with The Tax Cuts and Jobs Act enacted in December 2017.

(3)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock at the voluntary conversion ratio.